Filed Pursuant To Rule 433

Registration No. 333-275079

March 6, 2024

Twitter/X Thread:

1.
GBTC paved the way for spot Bitcoin ETFs to come to market in the United States, ultimately increasing investor choice and further democratizing access to #Bitcoin. Now we’re supporting @NYSE’s efforts to do the same for options on $GBTC and other spot Bitcoin ETFs. (1/7)

"Our argument is straightforward: if investing in options for shares of products holding derivatives of an asset is acceptable for investors, investing in options for shares of products holding the asset itself should be as well.

— Grayscale's Comment Letter on SR-NYSEArca-2024-06

GRAYSCALE®

2.
Earlier this year, @NYSE formally requested for permission to list and trade options on commodity-based trust shares generally, and permission to list and trade #options on spot #BitcoinETFs, like GBTC, specifically. (2/7)
3.
We recently filed a comment letter supporting each prong of @NYSE’s application. Here’s a breakdown of the points we made. (3/7)
4.
The SEC has allowed for options trading on Bitcoin Futures ETFs (backed by derivatives) since the day after those ETFs began trading. In our comment letter, we argue that the SEC should promptly allow investors to trade options on funds backed by $BTC itself. (4/7)
5.
We also assert that the SEC should use this moment to standardize a more consistent approach to approving options products on all identically-structured commodity ETFs that have been approved to list and trade on national exchanges, whether they hold $BTC or another commodity. (5/7)
6.
These rule changes would support the goals articulated in SEC regulations: “to remove impediments to and perfect the mechanism of a free and open market and a national market system and, in general, to protect investors and the public interest.” (6/7)
7.
You can read more and access important disclosures about the Grayscale Bitcoin Trust on our website. GBTC is not registered under the 1940 Act and is not subject to regulation under the 1940 Act, unlike most exchange traded products or ETFs. https://www.grayscale.com/blog/legal-topics/investors-deserve-options-on-gbtc (7/7)

LinkedIn:

We’re supporting @NYSE’s efforts to pave the way for options on GBTC and other spot Bitcoin ETFs. The SEC has allowed for options trading on Bitcoin Futures ETFs (backed by derivatives) since the day after those ETFs began trading. In a new formal comment letter, we argue that the SEC should promptly allow investors to trade options on funds backed by Bitcoin itself.

Furthermore, we assert that the SEC should use this moment to standardize a more consistent approach to approving options products on all identically-structured commodity ETFs that have been approved to list and trade on national exchanges.

Read more: https://www.grayscale.com/blog/legal-topics/investors-deserve-options-on-gbtc

-

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for the Trust.

We use the generic term “ETF” to refer to exchange-traded investment vehicles, including those that are required to register under the Investment Company Act of 1940, as amended (the “40 Act”), as well as other exchange-traded products which are not subject to the registration of the ‘40 Act. The Fund is not registered under the 1940 Act and is not subject to regulation under the 1940 Act, unlike most exchange traded products or ETFs.

Now boarding: Investors in the world’s largest Bitcoin f

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.